EXHIBIT 99.1

Remark Holdings Reports Third Quarter 2017 Results
- Net Revenue Increased 28% in Q3 2017 and 17% Year-to-Date 2017 Over the Same Periods of 2016 -
- Company Expects 2018 Revenue for KanKan of More Than $30 Million -

LAS VEGAS, NV - November 13, 2017 - Remark Holdings, Inc. (NASDAQ: MARK), a global technology company, reported its financial results for the three and nine months ended September 30, 2017.

Kai-Shing Tao, Chairman and Chief Executive Officer, stated, “I am proud to announce record revenue growth for the third quarter. We began development on our proprietary KanKan Data Intelligence Platform almost four years ago and have now become a leader in the Artificial Intelligence field. Due to our accomplishments in AI, Remark is currently beginning to reap the rewards. We are well positioned to enter into the next phase of hyper-growth.”

“By leveraging our AI competitive advantages, we have established meaningful partnerships with global corporations like Acxiom and Sina Weibo. Acxiom, one of the world’s largest data service companies, has selected the KanKan AI Platform to provide data-rich, actionable intelligence and targeted solutions for its client base. Meanwhile, Sina Weibo has deployed the KanKan 3D Facial Feature Tracking technology in the recent launch of its 3D augmented reality mobile app with the goal of driving sales by vastly enriching the shopping experience. The app uses our industry leading 110-dot 3D Facial Feature Tracking to provide Sina Weibo’s users the most accurate and interactive 3D AR experience possible.”

Mr. Tao continued, “Additionally, we have entered into two important contracts for our KanKan AI Platform. First, Sefon, a leading solution provider, has awarded a multi-million-dollar contract to KanKan that utilizes our powerful computer Object Recognition technology to combat intellectual property piracy. This technology can automatically tag and index live and archived video content via real time object recognition. Second, the China Food and Drug Administration will deploy KanKan’s Facial Feature Tracking and Object Recognition technology to ensure restaurant industry compliance with food safety regulations. Initially, it will be rolled out in Shanghai and subsequently expanding to other cities to target the approximately eight million restaurants throughout China.”

“As a result of our positive business momentum and strong sales pipeline, we are currently expecting upwards of $100 million in 2018 consolidated revenue, to which KanKan’s AI Platform will contribute over $30 million in net revenue. We view this as only the beginning,” concluded Mr. Tao.

Three Months Ended September 30th: 2017 Compared to 2016

•	Net revenue was $19.4 million, compared to $15.1 million.

•	Total cost and expense was $25.4 million, compared to $19.3 million.

•	Operating loss was $5.9 million, compared to $4.2 million.

•	Net loss was $13.3 million, or $0.58 per diluted share, compared to $15.3 million, or $0.75 per diluted share.

•
At September 30, 2017, the cash and cash equivalents balance was $16.0 million, and total restricted cash was $11.7 million, bringing the total combined cash position to $27.6 million, compared to a total combined cash position of $18.5 million at December 31, 2016.

Nine Months Ended September 30th: 2017 Compared to 2016

•	Net revenue was $52.0 million, compared to $44.4 million.

•	Total cost and expense was $68.0 million, compared to $57.2 million.

•	Operating loss was $16.0 million, compared to $12.9 million.

•	Net loss was $17.6 million, or $0.77 per diluted share, compared to $23.1 million, or $1.15 per diluted share.

Limited Financial Guidance
As noted by Mr. Tao, the company provided some limited guidance regarding certain revenue and EBITDA expectations.

For 2018, company management expects to generate consolidated net revenue in excess of  $100 million. Kankan’s Artificial Intelligence Platform will be the primary driver of the growth as its revenue rapidly increases. For the year ended December 31, 2018, company management expects KanKan to generate more than $30 million in net revenue, representing approximately a quintupling of the amount of expected revenue during 2017.

Remark Holdings management also indicated it expects its travel & entertainment segment to generate gross revenue of more than $325 million and net revenue between approximately $65 million to $75 million, with an EBITDA margin approximating 10% to 13% of net revenue, during 2018.

Conference Call Information
Mr. Tao and Remark Holdings' CFO Douglas Osrow will hold a conference call today (November 13, 2017) at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss the company’s financial results. A question and answer session will follow management’s presentation.

Toll-Free Number: 1-866-564-2842
International Number: 1-323-794-2094
Conference ID: 6593857

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 949-574-3860.

The conference call will be broadcast simultaneously and available for replay via the investor section of the company’s website here.

A replay of the call will be available after 7:30 p.m. Eastern Time through November 17, 2017.

Toll-Free Replay Number: 1-844-512-2921
International Replay Number: 1-412-317-6671
Replay ID: 6593857

About Remark Holdings, Inc.
Remark Holdings, Inc. (NASDAQ: MARK) primarily focuses on the development and deployment of artificial-intelligence-based solutions for businesses and software developers in many industries and geographies. Additionally, the company owns and operates digital media properties that deliver relevant, dynamic content. The company is headquartered in Las Vegas, Nevada, with additional operations in Los Angeles, California and in Beijing, Shanghai, Chengdu and Hangzhou, China. For more information, please visit the company's website at www.remarkholdings.com.

Forward-Looking Statements
This press release may contain forward-looking statements, including information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including those discussed in Part I, Item 1A. Risk Factors in Remark Holdings’ Annual Report on Form 10-K and Remark Holdings’ other filings with the SEC. Any forward-looking statements reflect Remark Holdings’ current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given such uncertainties, you should not place undue reliance on any forward-looking statements, which represent Remark Holdings’ estimates and assumptions only as of the date hereof. Except as required by law, Remark Holdings undertakes no obligation to update or revise publicly any forward-looking statements after the date hereof, whether as a result of new information, future events or otherwise.

Company Contact:
Douglas Osrow
Remark Holdings, Inc.
dosrow@remarkholdings.com
702-701-9514 ext. 3025

Investor Relations Contact:
Matt Glover or Tom Colton
Liolios Group, Inc.
MARK@liolios.com
949-574-3860
[Tables to follow]

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(dollars in thousands, except per share amounts)

	September 30, 2017	December 31, 2016
	(Unaudited)
Assets
Cash and cash equivalents	$15,970	$6,893
Restricted cash	11,670	9,405
Trade accounts receivable	1,050	1,372
Prepaid expense and other current assets	4,828	3,323
Notes receivable, current	190	181
Assets held for sale	404	—
Total current assets	34,112	21,174
Restricted cash	—	2,250
Notes receivable	—	190
Property and equipment, net	14,036	15,531
Investment in unconsolidated affiliate	1,030	1,030
Intangibles, net	31,135	37,406
Goodwill	28,889	26,763
Other long-term assets	544	1,355
Total assets	$109,746	$105,699

Liabilities and Stockholders’ Equity
Accounts payable	$20,096	$16,546
Accrued expense and other current liabilities	14,810	13,965
Deferred merchant booking	9,990	6,991
Deferred revenue	6,531	4,072
Note payable	3,000	—
Current maturities of long-term debt, net of debt issuance cost	37,896	100
Capital lease obligations	—	179
Total current liabilities	92,323	41,853
Long-term debt, less current portion and net of debt issuance cost	—	37,825
Warrant liability	22,679	25,030
Other liabilities	4,166	3,591
Total liabilities	119,168	108,299

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.001 par value; 1,000,000 shares authorized; none issued	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 25,301,842 and 22,232,004 shares issued and outstanding; each at September 30, 2017 and December 31, 2016, respectively	25	22
Additional paid-in-capital	201,245	190,507
Accumulated other comprehensive loss	4	(16)
Accumulated deficit	(210,696)	(193,113)
Total stockholders’ equity (deficit)	(9,422)	(2,600)
Total liabilities and stockholders’ equity	$109,746	$105,699

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue, net	19,449	15,142	52,004	44,371

Cost and expense
Cost of revenue (excluding depreciation and amortization)	5,641	2,864	12,270	7,837
Sales and marketing	6,326	4,887	17,975	15,349
Technology and development	865	1,066	2,657	1,904
General and administrative	9,971	7,921	26,656	24,251
Depreciation and amortization	2,510	2,525	8,265	7,401
Other operating expense	66	77	168	506
Total cost and expense	25,379	19,340	67,991	57,248

Operating loss	(5,930)	(4,198)	(15,987)	(12,877)
Other income (expense)
Interest expense	(1,080)	(1,224)	(3,279)	(3,649)
Other income, net	—	(1)	20	29
Change in fair value of warrant liability	(5,978)	(647)	2,351	2,691
Other loss	(33)	(33)	(85)	(104)
Total other income, net	(7,091)	(1,905)	(993)	(1,033)

Income (loss) before income taxes	(13,021)	(6,103)	(16,980)	(13,910)
Provision for income taxes	(229)	—	(603)	—
Net loss	(13,250)	(6,103)	(17,583)	(13,910)

Weighted-average shares outstanding, basic and diluted	22,811	20,359	22,744	20,104
Net loss per share, basic and diluted	(0.58)	(0.75)	(0.77)	(1.15)

###